Exhibit 99.1

MDC Partners Inc.

Agencies by Segment

Strategic Marketing Services

Customer Relationship Management

Specialized Communication Services

Secure Cards

Secure Paper

Allard	Accent	Bratskeir	Accumark	Metaca	Ashton Potter
ACLC		Bruce Mau	Onbrand	Placard	Mercury
Cliff Freeman		Bryan Mills	Source
Colle McVoy		IHC	Chinnici
CPB		Mackenzie	Targetcom
FME		Veritas	Hello
KBP		Henderson bas	Banjo
MFP		Northstar	CCC
Mono		Zig	Pro Image
Vitro
Zyman